Exhibit 10.28

Lease

The Lessor: Jing He, ID card No. [           ] (“Party A”)

The Lessee: Hunan Yongxiong Asset Management Co., Ltd. (“Party B”)

WHEREAS, the Lessor desires to rent out the Premises stated in Article 1 hereof (as defined below), and the Lessee intends to lease such property for its independent business operation according to its business demand.

NOW, THEREFORE, Party A and Party B, intending to be legally bound, hereby enter into the following terms and conditions under this Contract through mutual negotiation in accordance with the Contract Law of the People’s Republic of China and other applicable national laws and regulations for the purpose of clarifying the rights and obligations of the Parties hereto.

Article 1                                   Premises and Term

1.                  Party A shall lease to Party B the property located at 2nd Floor (Half), Podium Building, Gongyuandao Mansion, 300 Jinxing Avenue, Yuelu District, Changsha (the “Premises”) for Party B’s independent business operation.

2.                  The Premises to be leased hereunder has an area of 1,814m2 in total as actually measured by the Bureau of Real Estate and Land Administration.

3.                  The lease term is five (5) years, commencing on July 28, 2015 and ending on July 27, 2020.

4.                  Party A shall deliver the Premises to Party B prior to July 28, 2015.

5.                  It is agreed that Party A shall grant to Party B a fitting-out period (free of rent) of three (3) months, commencing on July 28, 2015 and ending on Oct. 27, 2015. During the rent-free period, Party B is not required to pay Party A the rent, but shall bear the property management fees and other relevant charges incurred during such rent-free period pursuant to this Contract.

Article 2                                   Ownership and Warranty

1.                  Party A warrants that it has the full right to rent out the Premises according to law and shall, at its own discretion, defend in whatever manner any claim made by any third party against the Premises hereunder so as to ensure that the rights and interests of Party B to lease the Premises are not prejudiced.

2.                  Where, during the lease term, the owner of the Premises intends to transfer or mortgage the Premises, a written notice shall be given to Party B and Party A shall ensure that the rights and interests of Party B to lease the Premises would not be prejudiced so as to facilitate the continuity of lease term.

Article 3                                   Scope of Use

Party B shall lease the Premises for the sole purpose of its independent business operation, which shall be conducted in a legitimate manner according to the scope of business approved for registration by competent administrative authority of the State, and shall not use the Premises to conduct any illegal operational activity or any other activity contrary to public order or good morals, nor sublet the Premises.

Article 4                                   Rent, Breach Liabilities, Relevant Charges, Terms of Payment and Security Deposit

1.                 The Premises to be leased hereunder has an area of 1,814m2 as mentioned above. The monthly rent shall be RMB70/m2. The rent shall be calculated from July 28, 2015. In the first two (2) years (i.e. from July 28, 2015 to July 27, 2017) during the lease term, the rent shall be RMB 1,523,760 / year (In Words: RMB One Million Five Hundred and Twenty-three Thousand Seven Hundred and Sixty Yuan), and shall be paid on a quarterly basis (i.e. RMB 380,940 / quarter).

2.                 As from the third year during the lease term, the rent shall increase by 5% every two (2) years.

The rent from July 28, 2015 to July 27, 2020 shall be calculated as follows:

From July 28, 2015 to July 27, 2016, the annual rent shall be RMB1,523,760 and the quarterly rent due and payable shall be RMB380,940.

From July 28, 2016 to July 27, 2017, the annual rent shall be RMB1,523,760 and the quarterly rent due and payable shall be RMB380,940.

From July 28, 2017 to July 27, 2018, the annual rent shall be RMB1,599,948 and the quarterly rent due and payable shall be RMB399,987.

From July 28, 2018 to July 27, 2019, the annual rent shall be RMB1,599,948 and the quarterly rent due and payable shall be RMB399,987.

From July 28, 2019 to July 27, 2020, the annual rent shall be RMB1,679,945 and the quarterly rent due and payable shall be RMB419,986.

3.                 The rent shall be paid on a quarterly basis and prior to the commencement of next quarter. That is to say, Party B shall pay the quarterly rent to Party A’s designated bank account prior to each July 28, October 28, January 28 and April 28 (The first payment of rent shall be made on the date of execution). The rent shall be exclusive of any tax or expense that should be borne by Party A.

4.                 Should Party B delay in paying the rent, Party B shall pay Party A the liquidated damages equivalent to 0.5‰ of overdue sums for each delay day. Where such delay lasts for more than twenty (20) days, it shall constitute a breach by Party B, which shall entitle Party A to cancel this Contact and Party B shall pay off all rent and liquidated damages as well as other charges of any kind before moving out of the Premises without refunding the security deposit.

5.                 Upon execution of this Contract, Party B shall pay the security deposit of RMB150, 000 (In Words: RMB One Hundred and Fifty Thousand Yuan) to Party A. If this Contract is not renewed upon its expiry, such security deposit shall be refunded to Party B without interest. Where Party B damages the ancillary facilities (including the decorations by Party B) within the Premises, alters the structure of the Premises or sublets the Premises intentionally, Party A may deduct corresponding security deposit according to actual losses thus incurred.

6.                 During the lease term, Party B shall independently bear the water and electricity charges, property management fees, parking fees, etc. incurred in connection with the Premises, and shall be solely responsible for any and all taxes and expenses (including lease taxes about the Premises) imposed by all competent authorities.

Article 5                                   Party A’s Obligations

1.                  Party A shall warrant that Party B will engage in its business in a legitimate manner without restrictions relating to the Premises or interferences from any third party.

2.                  Party A shall provide Party B with necessary documents so that Party B may apply for relevant licenses and permits.

3.                  In case of any electric capacity increase required by Party B due to its independent business operation, Party A shall provide assistance in handling relevant issues at Party B’s expenses.

4.                  Where Party B intends to equip the Premises with a central air-conditioner, Party A shall be responsible for coordinating and fixing the location of outdoor air conditioning unit.

Article 6                                   Party B’s Obligations

1.                  Party B shall pay Party A the rent on schedule and in full.

2.                  Party B may decorate the Premises as per usage demands without changing the main structure of the Premises and fire prevention facilities; provided however that the design drawing shall be subject to approval of Party A and delivered to the property management company for record-filing.

3.                  Party B shall pay the water and electricity charges, property management fees, parking fees and all other taxes and fees relating to the lease hereunder in a timely manner.

4.                  During the lease term, Party B must do its best efforts to maintain the integrity of the Premises, structure of housings, equipment and facilities within public area in accordance with applicable national laws and regulations as well as relevant rules of the property management company in the sub-district where the Premises locate. If Party B has decorated the Premises at the time of entering the Premises, such decorations may be taken away or discarded when Party B moves out of the Premises. Party B shall be solely responsible for any damage to the Premises, ancillary equipment and facilities and structure of housings (including any damage to the decorations by Party B, but excluding those caused by natural wear and tear as well as force majeure events) caused by human error.

5.                  Party B shall use the Premises for the purpose as set forth herein during the lease term and, without Party A’s consent, Party B shall not alter the function and purpose of the Premises, nor sublet the Premises

6.                  During the lease term, Party B shall do well in the safety and fire protection affairs of the Premises. In case of any safety or fire incident, Party B shall solely assume all legal and financial responsibilities arising thereby. Any further decoration or fire protection works contemplated by Party B shall be conducted subject to prior approval and shall be put into use only after passing the inspection for acceptance upon completion.

7.                  Where Party B conducts any illegal activity within the Premises, Party B shall solely assume all legal and financial responsibilities arising thereby.

Article 7                                   Amendment and Cancellation

1.                 Upon agreement by the Parties through negotiation, certain provisions of this Contract may be amended.

2.                 Party A has the right to terminate this Contract and repossess the Premises if, without Party A’s consent, Party B:

(1)             sublets or subleases the Premises or otherwise sublets the Premises through a consortium, share participation, or exchange or in any other disguised manner;

(2)             changes the purpose of the Premises;

(3)             damages the public interests; or

(4)             conducts any activity in an illegal manner.

3.                 Where Party B desires to cancel this Contract in advance, Party B shall notify the same in writing to Party A three (3) months in advance. Upon agreement by the Parties through negotiation, Party B shall pay the rent according to actual number of days of occupancy. Where Party B hasn’t delayed in rent payment or committed any activity resulting in any deduction of security deposit, Party A shall refund all the security deposit without interest to Party B.

4.                 Upon Expiry of Lease Term

(1)             Where Party B desires to renew this Contract upon its expiry, Party B shall notify the same in writing to Party A within one (1) month prior to expiration of this Contract and shall have the priority to renew this Contract under the same conditions. At that time, another lease contract shall be executed by the Parties through mutual negotiation.

(2)             Where this Contract terminates upon its expiry and Party B indeed cannot find a replacement property, Party A shall extend the lease term for another period of two (2) months as the case may be, and, in this event, Party B shall bear the rent and relevant charges incurred during extended lease term pursuant to this Contract. Where Party B leaves any article when moving out of the Premises, Party B shall be deemed to have waived its ownership thereof and all such articles left within the Premises shall be disposed of by Party A.

Article 8                                   Breaching Liability

1.                  The Parties hereto shall act in strict accordance with this Contract. In case of any breach of this Contract by either Party, the defaulting Party shall assume corresponding legal and financial responsibilities. In case of any breach of this Contract or any failure to continue the performance of this Contract due to force majeure events (natural disasters such as war, earthquake, etc.) during the duration of this Contract, neither Party shall be held liable.

Article 9                                   Miscellaneous

1.                  Any dispute arising out of the performance of this Contract shall be first resolved by the Parties through friendly negotiation; if no agreement is concluded through such negotiation, either Party may lodge a lawsuit to the people’s court where the Premises locate.

2.                  Matters not covered herein shall be agreed by the Parties by executing a Supplemental Agreement through further negotiation, which shall have the same legal force with this Contract.

3.                  This Contract is made in duplicate, with each Party holding one (1) respectively, and shall take effect upon seals by the Parties and upon Party A’s receipt of the security deposit and initial rent from Party B.

Lessor (Party A): /s/ Biguang Li on behalf of Jing He	Lessee (Party B): /s/ Seal of Hunan Yongxiong Asset Management Co., Ltd.

Tel.: [ ]	Tel.: [ ]

Account Name: Jing He

Account No.: [ ]

Account Bank: [ ]

July 28, 2015	July 28, 2015

Letter of Authorization

This is to grant Biguang Li (ID card No.: [              ] ) the full power to engage in such affairs as negotiation and execution of contract for lease of my independent shops located at Gongyuandao Mansion. This Letter of Authorization shall be valid from January 1, 2015 to December 31, 2015.

Authorized by: /s/ Jing He

ID Card No.: [ ]

January 1, 2015